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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 13, 1998 accompanying the financial statements of Davis Series, Inc. comprising, respectively , Davis Growth Opportunity Fund, Davis Government Bond Fund, Davis Government Money Market Fund, Davis Financial Fund, Davis Convertible Securities Fund, and Davis Real Estate Fund) which are incorporated by reference in Part B of the Post-Effective Amendment to this Registrations Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus.


                                             /s/ Tait, Weller & Baker
                                             ----------------------------
                                             Tait, Weller & Baker

Philadelphia, Pennsylvania
April 27, 1997